Exhibit H-1
                                                         File No. 70-9445

               CINERGY CORP. CONSOLIDATED CAPITALIZATION
                                 ACTUAL
                           DECEMBER 31, 1998

                                                 $ Millions   Percentage

Common Stock Equity
  Common stock                                   $        2
  Paid-in capital                                     1,595
  Retained earnings                                     945
  Accumulated other comprehensive income (loss)          (1)
      Total common stock equity                       2,541      40.5%
Cumulative Preferred Stock of Subsidiaries
  Not subject to mandatory redemption                    93       1.5%
Debt
  Long-term debt                                      2,554
  Long-term debt due within one year                    136
  Notes payable and other short-term
    obligations                                         954
      Total debt                                      3,644      58.0%

Total capitalization                             $    6,278     100.0%

The following table sets forth Cinergy's pro forma capitalization, assuming that the entire amount of non-recourse debt applicable to Exempt Entities which is attributable to Cinergy's ownership interest ($1.2 billion) is consolidated. It should be noted that such consolidation is inconsistent with the requirements of GAAP, and is being provided to the staff of the Securities and Exchange Commission solely at its request.

                CINERGY CORP. CONSOLIDATED CAPITALIZATION
                                PRO FORMA
                            DECEMBER 31, 1998

                                                 $ Millions   Percentage

Common Stock Equity
  Common stock                                   $        2
  Paid-in capital                                     1,595
  Retained earnings                                     945
  Accumulated other comprehensive income (loss)          (1)
      Total common stock equity                       2,541     34.2 %
Cumulative Preferred Stock of Subsidiaries
  Not subject to mandatory redemption                    93      1.3 %
Debt
  Long-term debt                                      3,513
  Long-term debt due within one year                    138
  Notes payable and other short-term
    obligations                                       1,151
      Total debt                                      4,802     64.5 %

Total capitalization                             $    7,436    100.0 %